Exhibit 10.18

NATUS MEDICAL INCORPORATED
DREW DAVIES EMPLOYMENT AGREEMENT
This Agreement is entered into as of October 1, 2018 (“Effective Date”), by and between Natus Medical Incorporated (“Company”), and Drew Davies (“Executive”).
1.    Duties and Scone of Employment.
(a)Positions and Duties. As of the Effective Date, Executive will serve as Chief Financial Officer and Vice President (“CFO”) of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned by the Company’s Chief Executive Officer (“CEO”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
(b)Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO.
2.     At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.
3.     Compensation.
(a)Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $450,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.
(b)Performance Bonus. Executive shall be eligible to receive a cash bonus pursuant to the Company’s Executive Management Incentive Plan (“EMIP”). In 2018, this bonus shall be at 65% of Executive’s pro-rated base salary. Thereafter, plan awards will be subject to the then-current EMIP as may be approved by the Company’s Board of Directors from time to time.
(c)Equity Awards. Subject to approval by the Board of Directors of the Company, Executive shall receive an initial grant of $850,000.00 worth of restricted stock pursuant to and governed by the terms of the Company’s 2011 Stock Awards Plan, which shares shall vest at the rate of 25% on the first anniversary of the grant and 25% on each of the second, third and fourth anniversaries of the grant. Additionally, Executive shall receive performance based restricted stock units (“PSUs”) with a target value of $850,000.00, with such PSUs having the terms set forth on Appendix A hereto and as otherwise may be provided in the form of PSU Agreement entered into between the Company and Executive. Final share amount shall be determined based on Executive’s date of hire. Executive shall be eligible for future equity awards commencing in 2019 as determined by the Compensation Committee of the Company’s Board of Directors.
4.     Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans consistent with the terms of such plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
5.     Paid Time Off (“PTO”). Executive is entitled to receive no less than four weeks of PTO pursuant to Natus’ standard benefit policy currently and hereafter maintained by the Company, and as may be cancelled or changed from time to time.
6.     Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, Executive is eligible for up to $150,000.00 in documented relocation expenses, to be reimbursed by the Company upon request

Exhibit 10.18

of Executive. Any expenses reimbursed by Company shall be repaid to Company if Executive terminates his employment with the Company (other than for “Good Reason” as defined below) within three years of the Effective Date of this Agreement, according to the following formulation: 100% repayment by Executive if Executive terminates his Employment within one year of the Effective Date, 66% repayment by Executive if Executive terminates his Employment after one but before two years of the Effective Date, and 33% repayment by Executive if Executive terminates his Employment after two but before three years of the Effective Date. At the end of the third year from the Effective Date, any repayment obligation for relocation expenses shall expire.
7.     Severance.
(a)Involuntary Termination. If Executive’s employment with the Company terminates other than for “Cause” (as defined herein), death or disability, and Executive signs and does not revoke a standard release of claims with the Company, then, subject to Section 11, Executive shall be entitled to (i) receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal tohisBase Salary rate, as then in effect, for a period equal to twelve (12) months from the date of Executive’s “separation from service” (as defined in Treas. Reg. 1.409A-1(h)) with the Company, to be paid periodically in accordance with the Company’s normal payroll policies and commencing with the latest payroll date that is also within seventy (70) days from the date of “separation from service” provided that the required release is effective on such date (with payments that would have been made on earlier payroll dates, but for this provision, cumulated and paid on such payroll date); (ii) the immediate vesting and exercisability of 100% of the shares subject to all of Executive’s restricted stock awards (whether currently outstanding or granted in following the Effective Date) outstanding on the date of such termination (the “Stock Awards”); (iii) continued payment by the Company of the group health continuation coverage premiums for Executive and Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) as in effect through the lesser of (x) twelve (12) months from the effective date of such termination, (y) the date upon which Executive and Executive’s eligible dependents become covered under similar plans, or (z) the date Executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that Executive will be solely responsible for electing such coverage within the required time periods.
(b)Voluntary Termination; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive (other than as described in subsection (c) below) or for Cause by the Company or due to Executive’s death or disability, then (i) all vesting of restricted stock will immediately cease, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits, if any, in accordance with the Company’s established policies as then in effect.
(c)Change of Control Benefits. If within six (6) months following a “Change of Control” (as defined below) (i) Employee terminates Employee’s employment with the Company for Good Reason after providing the Company with written notice within the ninety (90) days after the occurrence of an event constituting Good Reason and an opportunity for the Company to cure such occurrence of not less than thirty (30) days, or (ii) the Company or the successor corporation terminates Employee’s employment with the Company for other than Cause, death or disability, then Employee shall be entitled to the benefits provided for in subsection (a) above, except that the amount of the cash payments provided for in (a)(i) above shall be replaced by cash payments equal to the sum of (x) the greater of Employee’s Base Salary as in effect immediately prior to the date of the Company’s entering into an agreement providing for such Change of Control (or, if no such agreement is entered into, immediately prior to the Change of Control), or Employee’s Base Salary as in effect at the time of Employee’s termination after the date of the Change of Control, and (y) the greater of Employee’s target bonus as most recently established by the Board or Compensation Committee prior to the date of the Company’s entering into an agreement providing for such Change of Control (or, if no such agreement is entered into, prior to the date of the Change of Control), or Employee’s target bonus as in effect at the time of Employee’s termination after the date of the Change of Control. Employee shall only be permitted to receive the benefits provided for in subsection (a) once and shall not be permitted to claim such benefits under both subsection (a) and (c) such that Employee would receive the benefits pursuant to subsection (a) twice. The payment-characterization provisions made under subsection (a) above for purposes of Section 409A of the Code shall apply as well. For the avoidance of doubt, the form of payment (i.e., continuing payments) is intended to be the same for this subsection (c) as the form of payment provided for in subsection (a) above
8.     Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the

Exhibit 10.18

Code and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance benefits under Section 4(a)(i) shall be either:

•	delivered in full, or

•
delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8. If payment is to be in a lesser amount then reduction shall occur in the following order: (i) reduction of payments of cash; and (ii) reduction in equity awards; and in each category reduction shall be pro rata between those payments subject to Section 409A and payments not subject to Section 409A.

9.     Definitions.
(a)    Cause. For purposes of this Agreement, “Cause” shall mean (i) any act of personal dishonesty taken by Executive in connection with his responsibilities as an Executive and intended to result in substantial personal enrichment of Executive, (ii) Executive’s conviction of a felony, (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company, or (iv) continued substantial violations by Executive of Executive’s employment duties which are demonstrably willful and deliberate on Executive’s part after there has been delivered to Executive a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed Executive’s duties.
(b)    Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as:
(i)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or
(ii)a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
(iii)the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than forty percent (40%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or
(iv)the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.
(c)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions taken without the Executive’s express written consent: (i) the material reduction of the Executive’s duties or responsibilities relative to Executive’s duties or responsibilities in effect immediately prior to such reduction;

Exhibit 10.18

provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of Natus Medical Incorporated remains as such following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall not constitute “Good Reason;” (ii) a material reduction by the Company in Executive’s annual Base Salary as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of Executive benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced; (iv) the relocation of Executive’s primary place of work to a facility or a location that increases Executive’s commute distance by more than 35 miles from Executive’s then primary place of work ; or (v) the material breach of this Agreement by the Company (including, but not limited to, failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 12).
10.     Confidential Information. Executive agrees to enter into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder.
11.    Conditional Nature of Severance Payments.
(a)Noncompete. Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company following the termination of Executive’s employment with the Company, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in Section 7 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company. Upon any breach of this section, all severance payments pursuant to this Agreement shall immediately cease.
(b)Non-Solicitation. Until the date eighteen (18) months after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause an employee to leave his or his employment either for Executive or for any other entity or person. Additionally, Executive acknowledges that Executive’s right to receive the severance payments set forth in Section 7 (to the extent Executive is otherwise entitled to such payments) are contingent upon Executive complying with this Section 10(b) and upon any breach of this section all severance payments pursuant to this Agreement shall immediately cease.
(c)Understanding of Covenants. Executive represents that Executive (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of Executive obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.
12.    Code Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Executive’s termination of employment constitute deferred compensation subject to Section 409A, and Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from Executive’s separation from service from the Company or (ii) the date of Executive’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive including, without limitation, the additional tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Executive’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to

Exhibit 10.18

constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
13.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Employee’s right to compensation or other benefits will be null and void.
14.Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:

Natus Medical Incorporated
1501 Industrial Road
San Carlos, CA 94070
Attn: Jonathan A. Kennedy, Chief Executive Officer
If to Executive:
at the last residential address known by the Company.
15.Severabilitv. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
16.Arbitration.
(a)     General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.
(b)Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration,

Exhibit 10.18

including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.
(c)Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted.
(d)Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.
(e)Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.
(f)Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.
17.Integration. This Agreement, together with the any Company stock awards plan pursuant to which stock options, restricted stock, restricted stock units or other equity awards have been made to Executive, any agreements representing any such equity awards, and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless it is in writing and specifically mentions this Section 16 and it is signed by duly authorized representatives of the parties hereto.
18.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
19.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
20.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
21.Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
22.Acknowledgment Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
23.Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

Exhibit 10.18

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.
COMPANY:
NATUS MEDICAL INCORPORATED

By:                                Date:

______________________________________            _______________________

Title:

______________________________________

Executive:                            Date:

______________________________________            ________________________